Exhibit 99.1
TPG RE Finance Trust, Inc. Reports Operating Results for the Quarter Ended June 30, 2026
July 28, 2026
NEW YORK--(BUSINESS WIRE)--TPG RE Finance Trust, Inc. (NYSE: TRTX) (“TRTX” or the “Company”) reported its operating results for the quarter ended June 30, 2026.
Regarding second quarter results, Doug Bouquard, Chief Executive Officer of TRTX, said: "TRTX delivered strong first-half results, generating Distributable Earnings of $0.48 per share that fully covered our year-to-date common stock dividend. We had a highly active second quarter, investing $466 million into new loans across our target asset classes while receiving $274 million of repayments. Importantly, we transformed our liability structure over the last quarter by closing a $400 million Term Loan B and a $100 million Corporate Revolver, securing highly durable, non-mark-to-market liquidity with the ability to drive steady earnings and long-term shareholder value. TRTX is exceptionally well-positioned to navigate the evolving commercial mortgage REIT landscape and capture accretive growth.”
SECOND QUARTER 2026 ACTIVITY
•Recognized GAAP net income attributable to common stockholders of $9.4 million, or $0.12 per common share, based on a diluted weighted average share count of 78.0 million common shares. Book value per common share was $10.95 as of June 30, 2026, compared to $11.06 at March 31, 2026.
•Generated Distributable Earnings of $17.6 million, or $0.23 per common share based on a diluted weighted average share count of 78.0 million common shares.
•Declared on June 12, 2026 a cash dividend of $0.24 per share of common stock which was paid on July 24, 2026 to common stockholders of record as of June 26, 2026. The Company paid on June 30, 2026 to preferred stockholders of record as of June 18, 2026 a quarterly dividend on its 6.25% Series C Cumulative Redeemable Preferred Stock of $0.3906 per share.
•Repurchased 1,301,644 shares of common stock, at a weighted average price of $8.26 per share, for total consideration (including commissions and related fees) of $10.8 million, which increased book value per common share by $0.05 per common share.
•Originated three first mortgage loans with aggregate total loan commitments of $466.0 million, an aggregate initial unpaid principal balance of $450.0 million, a weighted average interest rate of Term SOFR plus 2.79%, a weighted average interest rate floor of 2.63% and a weighted average as-is loan-to-value ratio of 62.9%.
•Funded $14.8 million of future funding obligations associated with previously originated and acquired loans.
•Received loan repayments of $274.4 million, including one full loan repayment of $227.1 million, involving the following property types: 95.9% office and 4.1% industrial.
•Weighted average risk rating of the Company’s loan portfolio was 3.0 as of June 30, 2026, unchanged from March 31, 2026.
•Carried at quarter-end an allowance for credit losses of $80.7 million, an increase of $3.5 million from $77.1 million as of March 31, 2026. The quarter-end allowance of 179 basis points of total loan commitments as of June 30, 2026, is consistent with March 31, 2026.
•Ended the quarter with $488.2 million of near-term liquidity: $65.6 million of cash-on-hand, of which $26.1 million was available for investment, net of $39.5 million held to satisfy liquidity covenants under the Company’s various financing arrangements; undrawn capacity under secured financing arrangements of $297.4 million; undrawn capacity under asset-specific financing arrangements and secured revolving credit facility of $20.0 million; undrawn capacity of $100.0 million under the Revolver; and collateralized loan obligation reinvestment proceeds held at the trustee of $5.2 million.
•Closed a Term Loan B with an aggregate principal amount of $400.0 million due in 2033, priced at 99.75% and bears interest at Term SOFR plus 275 basis points.
•Closed a $100.0 million Revolving Credit Facility (the "Revolver") due in 2031 which bears interest at Term SOFR plus 200 basis points and was undrawn at close.

•Extended the Wells Fargo secured credit agreement to 2028 and increased the capacity by $350.0 million to $850.0 million.
•Closed a $500.0 million secured credit agreement with Citi
•Increased the capacity of the Goldman Sachs secured credit agreement by $250.0 million to $750.0 million.
•Redeemed all $597.8 million of outstanding investment-grade bonds of TRTX 2022-FL5. 17 collateral interests with an aggregate unpaid principal balance of $698.1 million financed therein were refinanced primarily by the upsize of the Wells Fargo secured credit agreement.
•Non-mark-to-market borrowings represented 85.2% of total borrowings at June 30, 2026.
SUBSEQUENT EVENTS
•Closed one first mortgage loan with a total loan commitment of $72.0 million and initial funding of $72.0 million, an interest rate of Term SOFR + 2.45%, and an as-is loan-to-value ratio of 74.7%.
•From July 1, 2026 through July 24, 2026, repurchased 216,181 shares of common stock, at a weighted average price of $8.43 per share, for total consideration (including commissions and related fees) of $1.8 million. The Company had $7.5 million of remaining capacity under its share repurchase program as of July 24, 2026.
The Company issued a supplemental presentation detailing its second quarter 2026 operating results, which can be viewed at http://investors.tpgrefinance.com/.
CONFERENCE CALL AND WEBCAST INFORMATION
The Company will host a conference call and webcast to review its financial results with investors and other interested parties at 9:00 a.m. ET on Wednesday, July 29, 2026. To participate in the conference call, callers from the United States and Canada should dial +1 (877) 407-9716, and international callers should dial +1 (201) 493-6779, ten minutes prior to the scheduled call time. The webcast may also be accessed live by visiting the Company’s investor relations website at http://investors.tpgrefinance.com/event.
REPLAY INFORMATION
A replay of the conference call will be available after 12:00 p.m. ET on Wednesday, July 29, 2026 through 11:59 p.m. ET on Wednesday, August 12, 2026. To access the replay, listeners may use +1 (844) 512-2921 (domestic) or +1 (412) 317-6671 (international). The passcode for the replay is 13761446. The replay will be available on the Company’s website for one year after the call date.
ABOUT TRTX
TPG RE Finance Trust, Inc. is a commercial real estate finance company that originates, acquires, and manages primarily first mortgage loans secured by institutional properties located in primary and select secondary markets in the United States. The Company is externally managed by TPG RE Finance Trust Management, L.P., a part of TPG Real Estate, which is the real estate investment platform of global alternative asset management firm TPG Inc. (NASDAQ: TPG). For more information regarding TRTX, visit https://www.tpgrefinance.com/.

FORWARD-LOOKING STATEMENTS
This earnings release contains “forward‐looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward‐looking statements are subject to various risks and uncertainties, including, without limitation, risks and uncertainties relating to the performance of the Company’s investments; global economic trends and economic conditions, including heightened inflation, slower growth or recession, changes to fiscal and monetary policy, higher interest rates, tariffs and international trade policies, geopolitical conditions and global conflicts, stress to the commercial banking systems of the U.S. and Western Europe, labor shortages, currency fluctuations and challenges in global supply chains; the Company's ability to originate loans that are in the pipeline and under evaluation by the Company; financing needs and arrangements; and the risks, uncertainties and factors set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2026, as such risk factors may be updated from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at www.sec.gov. Forward‐looking statements are generally identifiable by use of forward‐looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “continue,” “ability” or other similar words or expressions. Forward‐looking statements are based on certain assumptions, discuss future expectations, describe existing or future plans and strategies, contain projections of results of operations, liquidity and/or financial condition or state other forward‐looking information. Statements, among others, relating to the ability to drive steady earnings and long-term shareholder value and our belief that TRTX is exceptionally well-positioned to navigate the evolving commercial mortgage REIT landscape and capture accretive growth are forward-looking statements, and the Company cannot assure you that it will achieve such results. The ability of TRTX to predict future events or conditions or their impact or the actual effect of existing or future plans or strategies is inherently uncertain. Although the Company believes that such forward‐looking statements are based on reasonable assumptions, actual results and performance in the future could differ materially from those set forth in or implied by such forward‐looking statements. You are cautioned not to place undue reliance on these forward‐looking statements, which reflect the Company’s views only as of the date of this earnings release. Except as required by law, neither the Company nor any other person assumes responsibility for the accuracy and completeness of the forward‐looking statements appearing in this earnings release. The Company does not undertake any obligation to update any forward-looking statements contained in this earnings release as a result of new information, future events or otherwise. Past performance is not indicative nor a guarantee of future returns. Yield data are shown for illustrative purposes only and have limitations when used for comparison or for other purposes due to, among other matters, volatility, credit or other factors.
INVESTOR RELATIONS CONTACT
+1 (212) 405-8500
IR@tpgrefinance.com
MEDIA CONTACT
TPG RE Finance Trust, Inc.
Courtney Power
+1 (415) 743-1550
media@tpg.com

Non-GAAP Financial Measures Reconciliation
Distributable Earnings
Distributable Earnings is a non-GAAP measure, which we define as GAAP net income (loss) attributable to our common stockholders, including realized gains and losses from loan write-offs, loan sales and other loan resolutions (including conversions to real estate owned (“REO”)), regardless of whether such items are included in other comprehensive income or loss, or in GAAP net income (loss), and excluding (i) non-cash stock compensation expense, (ii) depreciation and amortization expense (which only applies to debt investments related to real estate to the extent we foreclose upon the property or properties underlying such debt investments), (iii) unrealized gains (losses) (including credit loss expense (benefit), net), and (iv) certain non-cash or income and expense items.
We believe that Distributable Earnings provides meaningful information to consider in addition to our net income (loss) and cash flow from operating activities determined in accordance with GAAP. We generally must distribute at least 90% of our net taxable income annually, subject to certain adjustments and excluding any net capital gains, for us to continue to qualify as a real estate investment trust for U.S. federal income tax purposes. We believe that one of the primary reasons investors purchase our common stock is to receive our dividends. Because of our investors’ continued focus on our ability to pay dividends, Distributable Earnings is an important measure for us to consider when determining our distribution policy and dividends per common share. Further, Distributable Earnings helps us to evaluate our performance excluding the effects of certain transactions and GAAP adjustments that we believe are not necessarily indicative of our current loan investment and operating activities.
Distributable Earnings excludes the impact of our credit loss provision or reversals of our credit loss provision, but only to the extent that our credit loss provision exceeds any realized credit losses during the applicable reporting period. See Note 2 to our Consolidated Financial Statements included in our Form 10-Q for additional details regarding our accounting policies and estimation of our allowance for credit losses.
Distributable Earnings does not represent net income (loss) or cash generated from operating activities and should not be considered as an alternative to GAAP net income (loss), an indication of our GAAP cash flows from operations, a measure of our liquidity, or an indication of funds available for our cash needs. In addition, our methodology for calculating Distributable Earnings may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures, and accordingly, our reported Distributable Earnings may not be comparable to the Distributable Earnings reported by other companies.

Reconciliation of GAAP Net Income Attributable to Common Stockholders to Distributable Earnings

The table below reconciles GAAP net income attributable to common stockholders and related diluted per share amounts to Distributable Earnings and related diluted per share amounts ($ in thousands, except weighted average share and per share data):

	Three Months Ended,
	June 30, 2026	Per Diluted Share(1)
Net income attributable to common stockholders	$9,354	$0.12
Non-cash stock compensation expense	2,080	0.03
Depreciation and amortization	2,622	0.03
Credit loss expense, net	3,563	0.05
Distributable earnings	$17,619	$0.23
Weighted average common shares outstanding, diluted	78,025,668
Dividends declared	$18,920	$0.24
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(1)Numbers presented may not foot due to rounding.
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